SUMMIT NETWORKS INC.

BOARD RESOLUTIONS

Dated: October 15, 2025

The undersigned, being all of the members of the Board of Directors of Summit Networks Inc. (the "Company"), hereby adopt the following resolutions by written consent as of the date first written above.

Resignations and Appointment

WHEREAS, the Board has reviewed matters relating to the composition of the Board of Directors and the Audit Committee;

NOW, THEREFORE, BE IT RESOLVED THAT:

1. **Resignation of Youyang (John) Cheng.** The Board accepts the resignation of YOUYANG(JOHN) CHENG from his position as Independent Director due to the expiration of his engagement term, effective October 15, 2025.

2. **Resignation of Xuezhi (George) Ma.** The Board accepts the resignation of XUEZHI (GEORGE) MA from his positions as Independent Director and member of the Audit Committee, effective October 15, 2025.

3. **Appointment of Jian Hua (James) Shu.** The Board appoints JIAN HUA (JAMES) SHU to serve as an Independent Director (Second Term of the Board) and as a member of the Audit Committee, effective October 15, 2025, to serve in accordance with the Company's bylaws until his successor is duly appointed and qualified or until his earlier resignation or removal.

Reconstitution of the Audit Committee

4. **Audit Committee Composition.** The Board hereby reconstitutes the Audit Committee to consist of three independent directors, each serving concurrently as an Audit Committee member, as follows:

- **Lei (Leila) Yang** — Chair of the Audit Committee; designated Financial Expert for purposes of applicable securities regulations.
- **Jian Hua (James) Shu** — Vice Chair of the Audit Committee.
- **Yu (Nancy) Hong** — Member of the Audit Committee.

Further Actions

Liushuhua

5. **Authorizations.** Any officer of the Company is authorized and directed to take such further actions and execute such documents as may be necessary or advisable to carry out the intent of these resolutions, including updating corporate records and making any required notices or filings with applicable authorities or trading venues.

6. **Ratification.** All actions previously taken by the Company's officers and directors consistent with the foregoing are hereby ratified, confirmed, and approved in all respects.

Signatures

For and on behalf of the Board of Directors of Summit Networks Inc.

Liushuhua

Shuhua (Shu Hua) Liu
Chair of the Board

Date: 10/15/2025

Delia Zheng
Secretary

Date: OCT 15 2025